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                                                                  EXHIBIT (d)(1)

                              THOUSAND TRAILS, INC.
                          2711 LBJ FREEWAY, SUITE 200
                              DALLAS, TEXAS 75234


                                 April 23, 2002


Carl Marks Strategic Investments II, LP
c/o Carl Marks Management Co., LP
135 East 57th Street
New York, New York 10022
Attn: Andrew M. Boas

Re:  Partial Tender Offer

Ladies and Gentlemen:

         Thousand Trails, Inc. intends to commence a tender offer for 1,500,000 shares of its common stock at a tender offer price of not less than $8.41 per share, which we discussed with you. We understand that Carl Marks Strategic Investments II, LP ("Strategic II") intends to tender all of its shares in such tender offer and that the other affiliates of Carl Marks Management Co., LP do not intend to tender any shares. The special committee of our Board of Directors has recommended the approval of the tender offer on the basis of this understanding. We intend to publicly announce the tender offer on April 24, 2002.

         By signing below, you confirm this understanding and your agreement with us that, if the tender offer is commenced on the above terms, Strategic II will tender all of its 1,140,481 shares in the tender offer. Your signature also confirms our understanding that in proceeding with the tender offer, Thousand Trails is acting in reliance on Strategic II's commitment to tender its shares in the tender offer and, as such, Strategic II's commitment is both binding and irrevocable. Nothing contained in this letter, however, shall obligate Thousand Trails to commence the tender offer or to purchase Strategic II's shares except in accordance with and subject to all of the terms and conditions of the tender offer after it is commenced.


                                    Very truly yours,

                                    THOUSAND TRAILS, INC.


                                     By:      /s/ WALTER B. JACCARD
                                        ----------------------------------------
                                              Walter B. Jaccard
                                              Vice President and General Counsel

Agreement confirmed
on April 23, 2002

CARL MARKS STRATEGIC INVESTMENTS II, LP
By:      Carl Marks Management Co., LP
         its general partner

         By:      /s/ ANDREW M. BOAS
            ----------------------------
                  Andrew M. Boas
                  General Partner